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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT, dated as of March 21, 2002, is by and between Digi International Inc., a Delaware corporation ("Seller"), and Communications Systems, Inc., a Minnesota corporation ("Buyer").

         WHEREAS, Seller is engaged, among other business activities, in the business of developing, manufacturing, marketing and selling media conversion, hub, switch, print server and other products under the MiLAN name through its MiLAN division; and

         WHEREAS, Seller wishes to sell or cause to be sold to Buyer, and Buyer wishes to purchase from Seller, substantially all of the operating assets and properties used in the MiLAN Business (hereinafter defined), upon the terms and subject to the conditions of this Agreement, including the assumption of certain specified liabilities.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows

                                   ARTICLE I
                                  DEFINITIONS

         As used in this Agreement, the following terms have the meanings set forth below, and where those meanings are intended, those terms are capitalized:

         1.1 "Accounts Receivable" means Seller's accounts receivable as of the Closing Date arising from sales of MiLAN products or services to customers in the ordinary course of the MiLAN Business, other than accounts receivable, if any, which are identified as Excluded Assets on Schedule 1.23.

         1.2 "Acquired Assets" means, other than the Excluded Assets, all of the business, properties, assets, goodwill and rights of Seller used by Seller primarily in the MiLAN Business, including, without limitation, all Intellectual Property; all Accounts Receivable; all Plans; all Inventory; Prepaid Expenses; all Fixed Assets; all Acquired Contracts; all Books and Records; telephone numbers; and all other assets of Seller primarily related to the MiLAN Business, including all fully depreciated assets currently used primarily in conducting the MiLAN Business whether or not such assets are reflected on the Most Recent Statements of Inventory, Accounts and Assets.

         1.3 "Acquired Contracts" means all of Seller's interest in and to the contracts, commitments and agreements which relate to the Acquired Assets and/or the MiLAN Business (including agreements with customers, suppliers, distributors, manufacturers and representatives and open purchase orders) listed on Schedule 1.3.




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         1.4 "Assumed Liabilities" means all of the following:

                  (a) All obligations, liabilities, agreements and commitments of Seller under the Acquired Contracts (but not including any liability or obligation for any breach thereof occurring on or prior to the Closing Date);

                  (b) Buyer's obligations under the Sublease;

                  (c) The Assumed Severance Costs;

                  (d) All of Seller's warranty obligations under MiLAN's standard warranty, a true and correct copy of which is attached as Schedule 1.4(d), for MiLAN products (other than Procera Business products) sold after March 1, 1997; and,

                  (e) Seller's accrued obligations to Category I Employees and Category II Employees for vacation pay, holiday pay, sick pay and/or personal time off as of the end of the Transition Period (respectively, the "Category I Accruals" and the "Category II Accruals") as respectively indicated on Schedule
1.7 and Schedule 1.8.

         1.5 "Assumed Severance Costs" means the aggregate of the severance payments to be paid upon termination of Category II Employees whose employment with the MiLAN Business is terminated by Buyer between the end of the Transition Period and June 30, 2002, based upon the amounts respectively indicated on
Schedule 1.8; provided that Buyer shall be under no obligation to make a severance payment (but shall be obligated to pay the Category II Accruals) to Category II Employees who voluntarily terminate their employment before June 30, 2002.

         1.6 "Books and Records" means all of Seller's tangible and electronic books and records relating to the Acquired Assets or the MiLAN Business, including without limitation, lists of customers and suppliers, and records with respect to pricing, volume, payment history, cost, inventory, machinery and equipment, mailing lists, distribution and customer lists, sales, purchasing and materials, and including any such records which are maintained on computer; provided that the term "Books and Records" does not include personnel records of Category I or Category II Employees.

         1.7 "Category I Employees" means the employees of the MiLAN Business listed on Schedule 1.7 who, at the end of the Transition Period, will cease to be employees of Seller, will become employees of the Buyer and will continue as employees of the Buyer on and after June 30, 2002 (except to the extent any such employees voluntarily terminate their employment with Seller or Buyer before June 30, 2002), as to which Buyer shall assume the Category I Accruals respectively indicated opposite each such employee's name on Schedule 1.7.

         1.8 "Category II Employees" means the employees of the MiLAN Business listed on Schedule 1.8 whom Buyer (or an affiliate of Buyer) will employ, at the end of the Transition Period, but anticipates terminating between the end of the Transition Period and June 30, 2002 at which time Buyer shall make the severance payment opposite each employee's name as indicated on Schedule 1.8, unless any such Category II Employee voluntarily terminates his or




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her employment prior to such date, in which case such payment shall consist only of the applicable Category II Accrual.

         1.9 "Category III Employees" means the employees of the MiLAN Business listed on Schedule 1.9 whom Seller will continue to employ after the Closing Date.

         1.10 "Closing Date Valuations" means the sum of (i) the net book value of the Inventory and the Accounts Receivable as of the Closing Date as determined by the parties hereto pursuant to Section 2.4 and (ii) one-half (1/2) of the Assumed Severance Costs.

         1.11 "Escrow Agreement" means that certain Escrow Agreement among Seller, Buyer and the bank (acting as escrow agent) named therein substantially in the form attached hereto as Exhibit A.

         1.12 "Excluded Assets" means all of the following:

                  (a) Seller's cash and cash equivalents on hand or in banks;

                  (b) All right, title and interest of Seller in the Procera Business and all assets related to the Procera Business;

                  (c) All of Seller's assets which are not primarily related to the MiLAN Business;

                  (d) All of the corporate records of Seller, including, without limitation, the minute books, stock ledgers, tax returns and all business records and files primarily related to Procera Business or the Excluded Assets;

                  (e) All claims or rights under any consulting, liability or other insurance policies owned by or obtained on behalf of Seller and which relate to or arise out of liabilities other than the Assumed Liabilities or the Excluded Assets;

                  (f) Any of Seller's causes of action, judgments, claims and demands of whatever nature relating to liabilities (other than the Assumed Liabilities) or the Excluded Assets;

                  (g) Any federal, state and local income tax refunds or claims related to the operations of Seller on or prior to the Closing Date; and

                  (h) All rights, title and interest of Seller in and to the name "Digi International Inc.," "Digi" and all variations of and logos associated with such names.

                  (i) Accounts Receivable related to the Milan Business which are identified as Excluded Assets on Schedule 1.23.



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         1.13 "Fixed Assets" means all of Seller's tangible assets which are required to conduct or primarily related to the MiLAN Business (other than Inventory and other than any of Seller's tangible assets located at Seller's Minnetonka, Minnesota facility), including, but not limited to furniture, fixtures, machinery, equipment, tooling, computers, listed on Schedule 1.13 (dated as of March 15, 2002) and fully depreciated assets which may not be reflected on Schedule 1.13 and all other tangible assets required to conduct or primarily related to the MiLAN Business which are acquired by Seller from the date of Schedule 1.13 through the Closing Date.

         1.14 "GAAP" means generally accepted accounting principles as consistently applied by Seller in accordance with the Seller's past practices.

         1.15 "Intellectual Property" means all patents, patent applications, copyrights, trademarks, trade names (including the name "MiLAN" and variations thereof, but specifically excluding the names "Digi International Inc.," "Digi," any logos associated with such names and variations thereof), assumed names, trade secrets, licenses, software, software licenses, product designs, documentation for finished products and products under development and know how, required by Seller to manufacture and sell the products currently offered for sale by the MiLAN Business or otherwise used by Seller primarily in the operation of the MiLAN Business in Sunnyvale, California, including the intellectual property listed on Schedule 1.15.

         1.16 "Inventory" means all of Seller's parts, raw materials, work in process, and finished goods held for sale as of the Closing Date which are related primarily to the MiLAN Business.

         1.17 "Liabilities and Obligations" means any direct or indirect indebtedness, claim, obligation, liability, deficiency or guaranty of any kind or nature whatsoever, whether absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, matured or unmatured, or otherwise of Seller.

         1.18 "MiLAN Business" means Seller's business of developing, manufacturing, marketing and selling media conversion, hub, switch, print server and other products under the MiLAN name; provided the term "MiLAN Business" does not include the business and assets related primarily to the Procera Business or tangible assets located at Seller's Minnetonka, Minnesota facility.

         1.19 "Most Recent Statements of Inventory and Accounts" means, collectively, the Recent Inventory and Recent Accounts Receivable statements attached hereto as Schedules 1.23 and 1.24.

         1.20 "Plans" means all plans, blueprints, designs, processes, computer programs and related documents, formulae, process sheets, drawings, instructions, machine manuals, any non-expired warranties and guarantees, and similar items required by Seller to manufacture and sell the products currently offered for sale by the MiLAN Business or primarily used by Seller in the operation of the MiLAN Business in Sunnyvale, California, including, but not limited to, those items used in production of products, or relating to equipment and its operation, except those plans owned by Seller's customers which relate to the components listed on Schedule 1.20.



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         1.21 "Prepaid Expenses" means prepaid expenses incurred in the ordinary course of the MiLAN Business determined in accordance with GAAP.

         1.22 "Procera Business" means that certain Procera/Multi-Layer Switch project of Seller which includes, without limitation, the business of engaging in Layer 2 and below or Layer 2 and above switching.

         1.23 "Recent Accounts Receivable" means the aggregate dollar amount of Accounts Receivable reflected on Schedule 1.23, less any reserves indicated on
Schedule 1.23.

         1.24 "Recent Inventory" means the aggregate dollar amount of Inventory reflected on Schedule 1.24, less any reserves indicated on Schedule 1.24.

         1.25 "Sublease" means the written agreement attached hereto as Exhibit B pursuant to which Buyer will lease from Seller from the Closing Date through July 31, 2002 an agreed upon portion of the facility located in Sunnyvale, California which is occupied by the MiLAN Business and leased by the Seller under a lease dated as of May 1, 1995 between Castlehill Properties, Inc. and Seller.

         1.26 "Transition Period" means the period beginning at the Closing Date and running through April 12, 2002 during which period Seller will lease the services of the Category I and Category II Employees to Buyer pursuant to the Employee Transition Agreement attached hereto as Exhibit C.

         1.27 "Transition Services Agreement" means the written agreement attached hereto as Exhibit D.

                                   ARTICLE II
                      PURCHASE AND SALE OF ACQUIRED ASSETS

         2.1 Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered to Buyer, and Buyer agrees to purchase, on the Closing Date (as defined in Section 3.1), all of the Acquired Assets. Except as expressly provided in Section 2.2(a), Buyer shall acquire the Acquired Assets free and clear of all Liabilities and Obligations. Buyer shall not purchase, nor have any right with respect to, the Excluded Assets.

         2.2 Assumption of Certain Liabilities.

                  (a) Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall execute and deliver to Seller on the Closing Date an agreement pursuant to which Buyer shall assume and agree to pay, perform and discharge, and to indemnify Seller and its affiliates against and hold them harmless, in accordance with the indemnification




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provisions of Article IX, from all obligations and liabilities of Seller existing on the Closing Date which are Assumed Liabilities.

                  (b) All Other Liabilities Excluded. Buyer will have no responsibility for, and Seller agrees to indemnify and hold Buyer harmless, in accordance with the indemnification provisions of Article IX, from, any Liabilities and Obligations of Seller of any nature whatsoever which are not specifically included in the Assumed Liabilities, whether similar or dissimilar to the Assumed Liabilities, whether now existing or hereafter arising, and whether known or unknown to Buyer or Seller, including without limitation (i) all indebtedness for borrowed money; (ii) all product liability claims (other than warranty claims assumed by Buyer pursuant to Section 1.4(d) and Section 2.2(a) above) related to or arising out of Seller's products that are shipped prior to or on the Closing Date; (iii) environmental liabilities asserted against Buyer and arising out of actions or operations of Seller prior to the Closing Date; and (iv) except to the extent specifically included in the Assumed Liabilities, all present and future Liabilities and Obligations owed by Seller to its MiLAN Business employees pursuant to such employees' employment by Seller, including, but not limited to any accrued payroll, annual leave, benefit plan contributions, severance or termination payments, accrued vacation pay, unpaid wages, including such liabilities as are incurred through the Closing Date.

         2.3 Purchase Price. The cash portion of the Purchase Price to be paid for the Acquired Assets shall be the amount determined under this Section 2.3 as adjusted pursuant to the provisions of Section 2.4.

         (a) On the Closing Date Buyer shall pay Seller and into escrow as provided in Section 2.3 (b) below the amount determined pursuant to the following calculation:

                  (i) The Recent Accounts Receivable, plus

                  (ii) The Recent Inventory; plus

                  (iii) One Million Dollars ($1,000,000); minus

                  (iv) The Category I Accruals and the Category II Accruals;
         minus

                  (v) One-half (1/2) of Buyer's good faith estimate of the Assumed Severance Costs calculated based on the severance payment amounts set forth opposite each Category II Employee's name on Schedule
         1.8 and based on the number of employees listed thereon that Buyer reasonably expects to terminate prior to June 30, 2002.

Items (i), (ii) and (v) are herein referred to as the "Estimated Closing Date Valuations".

         (b) The amount determined under this Section 2.3 shall be paid at Closing as follows:

                  (i) 95% shall be paid in cash or by wire transfer of funds to Seller; and

                  (ii) 5% shall be paid in cash or by wire transfer of funds to an escrow account pursuant to the terms of Section 2.6 (the "Escrow Amount").



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         2.4 Purchase Price Adjustment. The Purchase Price shall be the amount determined under Section 2.3(a) above increased or reduced (the "Purchase Price Adjustment") by the difference between the Estimated Closing Date Valuations and the Closing Date Valuations, which increase or reduction shall be determined based on the following procedure:

                  (a) On March 25, 2002 Seller shall generate reports as of the Closing Date reflecting its determination of the Accounts Receivable and Inventory before any reserves reflected on the Most Recent Statements of Inventory and Accounts and thereafter Seller and Buyer shall jointly conduct a review of Accounts Receivable and Inventory, including, at the request of either party, a physical inventory of the Inventory.

                  (b) Buyer must, as soon as reasonably practicable after the Closing Date but not later than twenty (20) days after the Closing Date, prepare a statement with respect to the Closing Date Valuations (the "Closing Statement") setting forth Buyer's calculation as of the Closing Date, in reasonable detail, of the value of the Accounts Receivable and Inventory as of the Closing Date as compared to the value of the Recent Accounts Receivable and Recent Inventory determined in accordance with the procedures and methodologies set forth on Schedule 2.4 hereto, as well as a final determination set forth on an amended Schedule 1.7 of those Category II Employees it intends to terminate on or before June 30, 2002.

                  (c) Within twenty (20) days after receipt of the Closing Statement, Seller must give Buyer written notice of any exceptions to Buyer's calculation of the Closing Date Valuations.

                           (i) If Seller has not given Buyer such written notice
                  within that twenty-day period, then the values set forth in the Closing Statement will be conclusive and binding on the parties.

                           (ii) If Seller gives Buyer such written notice within
                  that twenty-day period, then Buyer and Seller shall promptly endeavor to resolve any disputes. If Seller and Buyer fail to reach an agreement with respect to such matters on or before twenty (20) days after Seller has delivered written notice to Buyer of exceptions to the Closing Statement, then, as to such matters remaining in dispute, the Seller and the Buyer shall promptly retain an accounting firm ("Firm") acceptable to Buyer and Seller, which has not rendered accounts or other services to either Buyer or Seller for at least three years. The Firm shall make an independent determination of any matters in dispute and deliver an opinion to Buyer and Seller within 45 days of the Firm's retention, which determination will be conclusive and binding on the parties. If, following any determinations made by the Firm, the Closing Date Valuations shall be within $50,000 of the Closing Statement prepared by Buyer, Seller shall be responsible for all fees and expenses of the Firm. If, following any determinations made by the Firm, the Closing Date Valuations are not within $50,000 of the Closing Statement prepared by Buyer, Buyer shall be responsible for all fees and expenses of the Firm.



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         2.5 Payment of Purchase Price Adjustment.

                  (a) If the Estimated Closing Date Valuations are less than the Closing Date Valuations determined in accordance with Section 2.4, then Seller may immediately draw the entire amount deposited in the Escrow and Buyer shall pay the difference between the Closing Date Valuations and the Estimated Closing Date Valuations to Seller, within five (5) days after final determination of the Closing Date Valuations, by a wire transfer of good funds or a cashiers check.

                  (b) If the Estimated Closing Date Valuations are greater than the Closing Date Valuations determined in accordance with Section 2.4, then Buyer may immediately draw the difference from the Escrow and the remainder of the Escrow shall then be immediately disbursed to Seller.

         2.6 Escrow. The Escrow Amount shall be placed in an escrow account with Wells Fargo Bank Minnesota, N.A. (the "Escrow") pending determination of the Purchase Price Adjustment following Closing. Funds deposited in escrow shall be subject to the terms of the Escrow Agreement.

         2.7 Allocation of Purchase Price. The allocation of the Purchase Price for tax purposes will be determined by mutual agreement of the Buyer and Seller following the completion of the Purchase Price Adjustment described in Section
2.4 of this Agreement and upon reaching agreement of the allocation of the Purchase Price, such agreement will be set forth in a written schedule signed by both parties and which shall be incorporated by reference into this Agreement as
Schedule 2.7. It is further agreed that the allocation of the consideration to the Assets as set forth in Schedule 2.7 will be binding on Seller and Buyer for federal and state income tax purposes and will be consistently so reflected by Buyer and Seller on their respective federal and state income tax returns.

                                   ARTICLE III

                                   THE CLOSING

         3.1 Closing Date. The closing of the sale and transfer of the Acquired Assets (hereinafter called the "Closing") shall take place at the offices of Lindquist & Vennum, 4200 IDS Center, Minneapolis, Minnesota at 9:00 a.m. on March 25, 2002, or at such other time, date and place as shall be fixed by agreement among the parties hereto (such date of the Closing being herein referred to as the "Closing Date").

         3.2. Transactions To Be Effected at the Closing. At the Closing:


                  (a) Seller's Deliveries. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller shall make the following deliveries:



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                           (i) A Bill of Sale in a form reasonably acceptable to
                  Buyer, and other instruments of conveyance reasonably requested by Buyer, duly executed by Seller;

                           (ii) Assignments of all Intellectual Property in a
                  form reasonably requested by Buyer;

                           (iii) Appropriate releases or termination statements
                  for any security interest in the Acquired Assets;

                           (iv) A certificate of an executive officer of the
                  Seller certifying to the fulfillment of the conditions described in Sections 7.2(a) and 7.2(b) herein;

                           (v) A certificate of the Secretary of Seller,
                  certifying a copy of the resolutions of Seller's Board of Directors which authorize the execution, delivery and performance of this Agreement as having been duly adopted and as being in full force and effect on the Closing Date.

                           (vi) The Sublease, duly executed by Seller;

                           (vii) The Escrow Agreement, duly executed by Seller;

                           (viii) The Transition Services Agreement, duly
                  executed by Seller;

                           (ix) The Employee Transition Agreement, duly executed
                  by Seller; and

                           (x) All other items or documents reasonably requested
                  by Buyer or its counsel.

                  (b) Buyer's Deliveries. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Buyer shall make the following deliveries:

                           (i) Payment of the cash portion of the Purchase Price
                  determined in accordance with the provisions of Section 2.3;

                           (ii) An Assignment and Assumption Agreement in a form
                  reasonably acceptable to Seller, duly executed by Buyer;

                           (iii) A certificate of an executive officer of the
                  Buyer certifying to the fulfillment of the conditions described in Sections 7.3(a) and 7.3(b) herein;

                           (iv) A certificate of the Secretary of Buyer,
                  certifying a copy of the resolutions of Buyer's Board of Directors which authorize the execution, delivery and performance of this Agreement as having been duly adopted and as being in full force and effect on the Closing Date;



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                           (v) The Sublease, duly executed by Buyer;

                           (vi) The Escrow Agreement, duly executed by Buyer;

                           (vii) The Transition Services Agreement, duly
                  executed by Buyer;

                           (viii) The Employee Transition Agreement, duly
                  executed by Buyer; and

                           (ix) All other items or documents reasonably
                  requested by Seller or Seller's counsel.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLER

         The Seller hereby represents and warrants to and agrees with the Buyer as follows, unless otherwise provided in the disclosure schedule attached hereto (the "Disclosure Schedule"):

         4.1 Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has full corporate power and authority to conduct its business as now conducted and to own and operate the assets and properties now owned and operated by it; and is duly qualified to do business and is in good standing in each jurisdiction wherein the conduct of its business or the ownership of its assets and properties requires such qualification and the failure to be so qualified would have, or could be reasonably expected to have, a material adverse effect on the business, operations, condition, (financial or otherwise), results of operations, business relationships, assets, liabilities or prospects of the MiLAN Business.

         4.2 Authority and Compliance. The Seller has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. This Agreement has been duly authorized by all necessary corporate action and this Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by the Seller nor the consummation and performance of the transactions contemplated hereby (i) will conflict with or violate the Certificate of Incorporation or Bylaws (or other governing instrument) of the Seller or any agreement to which the Seller is a party or by which it is bound, or any federal, state, local or other governmental law or ordinance or (ii) will require the authorization, approval or consent by, or any notice to or filing with, any third party.

         4.3 Financial Statements. Seller has furnished Buyer with (i) a statement of income of the MiLAN Business for the twelve month period ended September 30, 2001 and a statement of income of the MiLAN Business for the five month period ended February 28, 2002 (collectively the "Financial Statements") and (ii) the Most Recent Statements of Inventory, Accounts and Assets. The Financial Statements and the Statements of Inventory, Accounts and Assets have been derived from Seller's financial statements which were prepared in accordance with GAAP




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

         and, except as set forth therein, the Financial Statements present fairly the results of operations for the periods then ended.

         4.4 Liabilities. Since October 1, 2001, the MiLAN Business has not incurred any Liabilities or Obligations which in the aggregate are greater than $50,000, except Liabilities or Obligations arising in the ordinary course of business consistent with past practice, including but not limited to Liabilities or Obligations to the vendors listed on Schedule 4.4 hereto.

         4.5 No Material Change. Except as set forth on the Disclosure Schedule since February 28, 2002, there has not been (a) any adverse change in any of the Acquired Assets or in the operations or condition (financial or otherwise) of the MiLAN Business which collectively with all other similar changes would be Material, (b) any damage, destruction or loss, whether covered by insurance or not, adversely affecting any of the Acquired Assets, the operations, or condition (financial or otherwise) of the MiLAN Business which collectively with all other similar items of damage, destruction or loss would be Material, (c) any actual or threatened trouble or disruption of the MiLAN Business' relations with its agents, customers, distributors or suppliers which collectively with all other similar events of trouble or disruption would be Material, (d) any Material liability incurred with respect to the MiLAN Business, other than liabilities incurred in the ordinary course of business consistent with past practice, or any failure to pay or discharge when due any Material liability related to the MiLAN Business or any of the Acquired Assets, (e) any Material sale, encumbrance, assignment or transfer of any assets or properties associated with the MiLAN Business, except in the ordinary course of business consistent with past practice, (f) any amendment or termination of any of the Acquired Contracts, or any cancellation, modification or waiver of any Material debts or claims held by Seller or any waiver by it of any rights of Material value whether or not in the ordinary course of business, (g) any Material commitment or agreement made for capital expenditures or capital additions or betterments of the MiLAN Business, (h) any change in the accounts receivable collection procedures, or material change in any other accounting principles, or(i) any change in the procedures by which new customers are qualified before accepting orders from such new customers. followed by the Seller or the methods of applying such principles. Except as set forth on the Disclosure Schedule, since February 28, 2002, the Seller has conducted the MiLAN Business only in the ordinary course consistent with past practice and has not entered into any Material transaction, contract or arrangement with respect to the MiLAN Business, except in the ordinary course of business, consistent with past practice.

         4.6 Assets and Properties. The Seller has, and at the Closing will convey to the Buyer, good, valid and marketable title to all of the Acquired Assets, free and clear of all liens, pledges, mortgages, security interests, claims or encumbrances of any nature whatsoever, except liens for current taxes not yet due and payable. All of the Fixed Assets are in good operating condition and repair (subject only to ordinary wear and tear) and are usable in the ordinary course of the MiLAN Business consistent with their intended purpose. The Acquired Assets represent all assets reasonably required to enable Buyer to continue to conduct the business functions of the MiLAN Business currently conducted in Sunnyvale, California in the ordinary course of business consistent with past practice; provided that Buyer provides a substantially similar level of support to the MiLAN Business from outside Sunnyvale, California as has been provided by Seller.



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

         4.7 MiLAN Products. Except as set forth on the Disclosure Schedule, all products produced, manufactured, distributed or sold by the MiLAN Business conform in all respects to all applicable laws, ordinances, regulations, trade and industry standards and customer specifications in effect at the time of such production, manufacture, distribution or sale. To the knowledge of Seller, there is no pending legislation, ordinance or regulation relating exclusively to the industry in which the MiLAN Business is operated that, if adopted or enacted, would have a materially adverse effect upon the MiLAN Business and, to Seller's knowledge, there are no events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which might reasonably be expected to give rise to any liability relating to any products, produced, manufactured, distributed or sold by the MiLAN Business.

         4.8 Acquired Contracts; Consents Required. True and complete copies of the Acquired Contracts have been delivered to Buyer and each Acquired Contract is a valid and binding obligation of each of the parties thereto and is in full force and effect. The Seller is not in default under any of the Acquired Contracts, and, to the knowledge of Seller, no third party is in default under any of the Acquired Contracts. The Acquired Contracts include all contracts, commitments and agreements reasonably necessary to enable Buyer to carry on the MiLAN Business as it has heretofore been conducted, except for those contracts, commitments and agreements used by Buyer to provide finance and administration support to the MiLAN Business. Except as set forth on the Disclosure Schedule, no consent of any natural person, corporation, partnership, proprietorship, association, trust or other legal entity (including without limitation, consents from parties to the Acquired Contracts) is required to be obtained by the Seller prior to assignment of the Acquired Contracts at Closing or otherwise, for the execution, delivery and performance of this Agreement or the consummation of the sale of the Acquired Assets to the Buyer.

         4.9 Changes in Suppliers and Customers. Without regard to the transactions contemplated by this Agreement (as to which no representation is given), Seller has no knowledge of any facts which indicate that any of the customers of the MiLAN Business intends to cease being a customer of Seller (or knows of any reason why any of such customers would not continue as a customer with the MiLAN Business after the Closing Date), nor is Seller aware of any facts which indicate that any supplier to Seller intends to cease doing business with Seller, (or knows of any reason any of such suppliers would not act as suppliers to the MiLAN Business after the Closing Date).

         4.10 Inventory. Except as set forth on the Disclosure Schedule, the Inventory consists of items of a quality and condition that are usable in the ordinary course of business for the purposes for which intended. The quantity of each item of Inventory as of March 15, 2002 is that number respectively stated on Schedule 1.24. Since March 15, 2002, all acquisitions and sales of Inventory have been made in the ordinary course of business consistent with past practice.

         4.11 Accounts. All Accounts Receivable have arisen in the ordinary course of the MiLAN Business and represent valid obligations due Seller.

         4.12 Legal Proceedings; Compliance with Law. There are no disputes, claims, actions, suits or proceedings, arbitrations or investigations pending or, to the knowledge of Seller, threatened against the Seller with respect to the MiLAN Business. Seller has no knowledge of any facts or circumstances that could reasonably be expected to form the basis of any Material claim, liability or litigation against the Seller with respect to the MiLAN Business or the Acquired Assets. Excluding for purposes of this representation, compliance with product laws, employment laws and Environmental Laws, which compliance is addressed by the representations set forth in Sections 4.07, 4.14 and 4.16, respectively, the conduct of the MiLAN Business by the Seller, and its use of the Acquired Assets, are in material compliance with all applicable federal, state, local or other governmental laws, ordinances, codes, rules and regulations. The Seller owns or possesses in the operation of the MiLAN Business all Material franchises, licenses, permits, consents, approvals, rights, waivers and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted; the Seller is not in default, nor has it received any notice of any claim or default, thereunder or any notice of any other claim or proceeding or threatened proceeding relating thereto; and neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent thereunder or have any material adverse effect thereon.

         4.13 Intellectual Property. Seller has not received notice or claim that its respective title to or use of the Intellectual Property is impaired, encumbered or invalid or is unenforceable by it, except as set forth on the Disclosure Schedule. Seller's use of any item of the Intellectual Property does not, to the knowledge of Seller, infringe upon any intellectual property owned by any other entity or person, and there is no claim or action pending or, to the knowledge of Seller, threatened with respect thereto. Except as set forth on the Disclosure Schedule, to the knowledge of Seller, there has been no infringement or improper use of any item of the Intellectual Property by any third party and there is no legal action instituted by Seller in which an act allegedly constituting an infringement of any of the rights to any item of the Intellectual Property was alleged to have been committed by a third party.

         4.14 Labor and Employment Matters

                  (a) No employees of the MiLAN Business are represented by a labor union and the Seller is not a party to and does not have any obligation under any collective bargaining agreement related to any of the employees of the MiLAN Business.

                  (b) There are no pending or, to Seller's knowledge, threatened representation campaigns, elections or questions concerning union representation involving any employees of the MiLAN Business.

                  (c) The Seller has no knowledge of any efforts of any labor union to organize any employees of the MiLAN Business nor of any demands for recognition or collective bargaining, nor of any labor disputes, strikes or work stoppages of any kind, or threats thereof, by or with respect to any employees of the MiLAN Business and, to the knowledge of Seller, no such activities occurred during the twenty-four (24) month period preceding the date hereof.

                  (d) Seller has complied in all Material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining, age and sex discrimination and the withholding and payment of social security and other taxes related to the MiLAN Business employees. There are no disputes, claims, actions, suits or proceedings, arbitrations or investigations pending or, to the knowledge of Seller, threatened by, against or affecting any of the MiLAN Business employees related to their employment by the Seller.

                  (e) Seller has not violated in any Material respect, to its knowledge has no liability under, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal, state, local or foreign acts (including rules and regulations thereunder) regulating or otherwise affecting the employee health and safety of any of the MiLAN Business employees.

                  (f) There are no workers' compensation claims pending or, to the knowledge of Seller, threatened concerning any of the MiLAN Business employees.

                  (g) Except as set forth on the Disclosure Schedule, the Seller is not a party to any agreements, arrangements or understandings which would restrict the ability of the Seller to terminate the employment of any of the Category I Employees or Category II Employees at any time, for any lawful reason or at will, without penalty or other Liabilities or Obligations, other than those imposed by applicable law.

                  (h) The qualifications of each MiLAN Business employee for employment under applicable immigration laws have been reviewed by Seller and a properly completed Form I-9 is on file with respect to each employee. Seller has complied with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder, and to the knowledge of the Seller, there is no basis for any claim that Seller is not in compliance with the terms thereof with respect to any employee of the MiLAN Business.

         4.15 Benefit Plans. The name and current salary of each employee of the MiLAN Business and other information, to the extent provided, relating to Assumed Severance Costs and the Category I Accruals applicable to Category I and Category II Employees are correctly set forth on Schedules 1.7, 1.8 and 1.9. Set forth on the Disclosure Schedule is an accurate list or description of all employee benefit plans maintained by the Seller for the employees of the MiLAN Business (the "MiLAN Employee Benefit Plans"). Except as disclosed on the Disclosure Schedule, no MiLAN Employee Benefit Plan is subject to the Employment Retirement Income Security Act of 1974, as amended ("ERISA") and no pension plan is or since 1977 has been sponsored or maintained by the Seller for the benefit of the MiLAN Business employees. The Seller has no liability, actual or contingent, with respect to any plan that is: (a) a defined benefit pension plan subject to Title IV of ERISA, (b) a multi-employer pension plan, as that term is defined in section 4001(a)(3) and 3(37) of ERISA, (c) a plan providing health or medical benefits to retired employees of the Seller or (d) a welfare benefit fund under Section 419 of the Internal Revenue Code.

         4.16 Environmental Matters.

                  (a) For purpose of this Section 4.16, the following definitions apply:

         "Environmental Laws" as used herein means all applicable local, state, federal and international laws, regulations, orders, permits, ordinances or other requirements concerning or related to the protection of human health, safety, and the environment, all as may be amended from time to time.

         "Hazardous Substances" as used herein means any hazardous or toxic substance, materials, chemical, pollutant, contaminant or waste as those terms are defined under any applicable Environmental Laws, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. ("CERCLA"), and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. ("RCRA"), and any solid wastes, polychlorinated biphenyls, urea formaldehyde, asbestos, radioactive materials, radon, explosives, petroleum products and derivatives or constituents of the above.

         "Environmental Claim" shall mean any investigation, notice, violation, demand allegation, action, suit injunction, judgments, order, consent, decree, penalty, claims, cost recovery, actions, environmental or other liens, lawsuits or proceedings (including any regulatory or governmental actions) arising (a) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Substance, (c) from any abatement, removal, corrective action, or other response action in connection with a Hazardous Substance, Environmental Law or requirement of any governmental authority, of (d) from any actual or alleged damage, injury, threat or harm to health, safety, property, natural resources or the environment.

                  (b) Except as set forth on the Disclosure Schedule, Seller represents and warrants as follows:

                           (i) At all times during their ownership or operation
                  by Seller, the MiLAN Business, all real property used in the MiLAN Business, and the Acquired Assets have been operated in Material compliance with all Environmental Laws, including, but not limited, Environmental Laws related to the use, transport, storage or disposal (either off-site or on-site) of Hazardous Substances.

                           (ii) Seller has obtained all Material permits,
                  licenses, certificates of compliance, approvals and other authorizations (collectively "Permits") required under Environmental Laws necessary for operation of the MiLAN Business, and use of all real property used in the MiLAN Business, and Seller has filed all reports and notifications required to be filed under and pursuant to all Environmental Laws.

                           (iii) Seller has disclosed and delivered to Buyer
                  copies of all Permits, all environmental reports or other investigations which Seller has obtained or ordered with respect to the MiLAN Business.

                           (iv) Seller has not, and has no knowledge of any
                  other person who has, caused any release, threatened release or disposal of any Hazardous Substance at any real property used in the MiLAN Business in such form or quantities and so situated as to create any liability or obligation under any Environmental Law.

                           (v) To Seller's knowledge, the real property used in
                  the MiLAN Business is not affected by any release, threatened release or disposal of any Hazardous Substance originating or migrating from any other property.

                           (vi) To the knowledge of Seller, the real property
                  used in the MiLAN Business does not contain any asbestos, landfills or dumps, or Hazardous Substances regulated under Environmental Laws. To the knowledge of Seller, no real property used in the MiLAN Business is listed or proposed for listing on the National Priorities List (NPL) promulgated under Federal Environmental Laws or any similar state-listed superfund sites.

                           (vii) Seller has not owned or operated any above
                  ground or underground storage tanks in connection with the MiLAN Business, the real property used in the MiLAN Business or the Acquired Assets.

                           (viii) Seller has not generated, placed, handled,
                  treated, stored, transported or disposed of, released, spilled, emitted or discharged any Hazardous Substance from, upon, within, below, into or on the real property used in the MiLAN Business or the Acquired Assets so as to create liability under any Environmental Law.

                           (ix) Seller is not subject to, has no notice or
                  knowledge of and is not required to give notice of any Environmental Claim involving the MiLAN Business, the real property used in the MiLAN Business or the Acquired Assets. To Seller's knowledge, there are no conditions or occurrences at the real property used in the MiLAN Business caused by Seller or any third party which could form the basis for any Environmental Claim against Seller of the real property used in the MiLAN Business or the Acquired Assets.

         4.17 Plans. The Plans are complete with respect to the products currently sold by the MiLAN Business and of such quality that competent personnel by use of such Plans can produce, manufacture and assemble such products so that they meet the specifications and requirements applicable thereto.

         4.18 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any federal or state governmental body is required to be made or obtained by the Seller prior to the consummation of the sale of the Acquired Assets to the Buyer.

         4.19 Transactions with Affiliates. Neither the Seller, nor any affiliate of the Seller, nor any director or officer of the Seller or any member of his or her immediate family (collectively "Seller Affiliates"), owns or has a controlling ownership interest in any corporation or other entity that is a party to any Acquired Contract or material business arrangement or relationship with respect to the MiLAN Business. All transactions between the MiLAN Business and Seller or a Seller Affiliate have been on substantially the same terms and conditions as similar transactions between non-affiliated parties and are properly recorded on the books and records of the Seller.

         4.20 Books of Account. The books, records and accounts of the Seller accurately reflect in reasonable detail the transactions and the assets and liabilities of the MiLAN Business. The Seller has not engaged in any transaction, maintained any bank account or used any funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

         4.21 Disclosure. No representation or warranty hereunder or information contained in any schedule or any certificate, statement or other document delivered by the Seller in connection herewith contains any untrue statement of fact or omits to state a fact necessary in order to make the statements contained therein or herein not misleading.

         4.22 March Sales to Date. For the period from January 1, 2002, through March 15, 2002, revenues of the MiLAN Business in the ordinary course of business determined in accordance with GAAP consistent with Seller's past practices were $1,353,448 and backlog of the MiLAN Business determined in accordance with Seller's past practices was $1,631,141.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                  OF THE BUYER

         Buyer hereby represents and warrants to, and agrees with, Seller as follows:

         5.1 Organization, Good Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby.

         5.2 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not (i) violate any law, (ii) conflict with any provision of the Articles of Incorporation or Bylaws of Buyer or (iii) require the consent, approval, order or authorization of, or the registration, declaration or filing with, any governmental entity or other person.

         5.3 Notices, Consents and Approvals. Buyer does not need to give notice to, make any filing with, or obtain any authorization, consent or approval of any governmental authority or other person or entity in order for the parties hereto to consummate the transactions contemplated hereby.

         5.4 Claims and Proceedings. There is no legal action, suit, arbitration, or governmental proceeding or investigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer that could adversely affect or prevent the consummation of the transactions contemplated hereby.

         5.5 Disclosure. The representations and warranties hereunder or information contained in any schedule or any certificate, statement or other document delivered by the Buyer in connection herewith, taken as a whole, do not contain any untrue statements of fact or omit to state a fact necessary in order to make the statements contained therein or herein not misleading.

                                   ARTICLE VI
                                   COVENANTS

         6.1 Covenants of Seller Relating to Conduct of Business. During the period from the date of this Agreement and continuing until the Closing, Seller agrees that it shall (i) regularly consult with Buyer and its authorized representatives with respect to the conduct of the MiLAN Business and (ii) disclose to Buyer all Material changes in the business, financial condition, operations or results of operation of the MiLAN Business.

         6.2 Access to Information. Seller shall afford to Buyer and Buyer's accountants, legal counsel, environmental consultants and other representatives reasonable access during normal business hours during the period prior to the Closing to all MiLAN Business properties, books, contracts, commitments, tax returns and records and, during such period shall furnish promptly to Buyer any information concerning Seller's business, properties and personnel related exclusively to the MiLAN Business as Buyer may reasonably request.

         6.3 Legal Conditions to Closing. Each of Buyer and Seller will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Closing and will promptly cooperate with and furnish information to each other in connection with any such legal requirements. Each of Buyer and Seller will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any person, required to be obtained or made by it in connection with any of the transactions contemplated by this Agreement.

         6.4 Seller's Books and Records.

                  (a) Except as provided in this Section, the Acquired Assets shall include originals or copies of all of Seller's Books and Records related to the MiLAN Business as are reasonably designated by Buyer; provided, however, Seller shall retain ownership of all Books and Records, or copies or extracts thereof, that relate to periods before the Closing Date except for such Books and Records primarily related to the MiLAN Business as are reasonably requested by Buyer, and all Books and Records that pertain to Seller's corporate organization, regardless of date. Buyer shall be permitted to retain copies, electronic or otherwise, of all Books and Records transferred as part of the Acquired Assets.

                  (b) Each of the parties hereto agrees to maintain all Books and Records in its possession relating to Seller or the MiLAN Business or the Acquired Assets for the period respectively required by applicable laws.

                  (c) If, in order properly to prepare its tax returns, other documents or reports required to be filed with any federal or state governmental entities or its financial statements, it is necessary that any party hereto be furnished with additional information relating exclusively to the Acquired Assets or any other party and such information is in such other party's possession, the party in possession of that information will use all reasonable efforts to furnish such information to the requesting party.

         6.5 Additional Agreements. Seller will use all reasonable efforts to facilitate and effect the implementation of the transfer of the Acquired Assets to Buyer and, for such purpose but without limitation, Seller promptly will at and after the Closing Date execute and deliver to Buyer such assignments, deeds, bills of sale, consents and other instruments necessary to effect the transfer of the Acquired Assets to Buyer as contemplated hereby, as Buyer or its counsel may reasonably request as necessary or desirable for such purpose.

         6.6 Employment Matters.

                  (a) Transition Period. Immediately following the Closing, Category I and Category II Employees will continue to be employees of Seller upon the same terms and conditions applicable to each such employee immediately prior to the Closing and the services of such employees will be leased to Buyer pursuant to the Employee Transition Agreement for the Transition Period.

                  (b) Category I Employees. Category I Employees will be terminated by Seller at the end of the Transition Period, and, concurrently, Buyer shall offer employment to the Category I Employees, which offer, as to each employee, shall provide for base compensation no less than the base compensation currently paid to each such employee and otherwise on such terms and conditions as Buyer in its sole discretion determines. The Category I Employees shall receive credit following the Transition Period for services rendered while employed by Seller prior to the end of the Transition Period for all purposes, including, without limitation, participation in employee benefit programs of Buyer or any other term or condition of employment which varies with seniority. If Seller terminates a Category I Employee during the

Transition Period in accordance with the terms of the Employee Transition Agreement, or if such employee terminates his or her employment by Seller voluntarily during the Transition Period, then Buyer shall promptly pay to Seller an amount equal to the Category I Accruals applicable to such Category I Employee.

                  (c) Category II Employees. The Category II Employees will be terminated by Seller at the end of the Transition Period and, concurrently therewith, will be offered employment at will on the same terms and conditions applicable to Category I Employees. Upon termination of Category II Employees between the end of the Transition Period and June 30, 2002, Buyer shall make the severance payments respectively indicated opposite of the names of the Category II Employees so terminated on Schedule 1.8 hereto as well as payments based on the applicable Category II Accruals, but should not be obligated to make severance payments (other than based upon the applicable Category II Accruals) to Category II Employees who voluntarily terminate their employment with Seller or Buyer prior thereto. In the event that a Category II Employee's employment by Buyer is not terminated on or prior to June 30, 2002, Buyer shall promptly pay to Seller 50% of the Assumed Severance Cost applicable to such Category II Employee. In the event that a Category II Employee terminates his or her employment by Buyer voluntarily between the end of the Transition Period and June 30, 2002, Buyer shall promptly pay to Seller an amount equal to 50% of the Assumed Severance Costs that were not paid to such Category II Employee because his or her termination was voluntary. In addition, if Seller terminates a Category II Employee during the Transition Period in accordance with the terms of the Employee Transition Agreement, or if such employee terminates his or her employment voluntarily during the Transition Period, then Buyer shall promptly pay to Seller an amount equal to 50% of the Assumed Severance Costs and 100% of the Category II Accruals applicable to such Category II Employee.

                  (d) Category III Employees. Following the Closing Seller shall continue to employ the Category III Employees on Schedule 1.9 on such terms and conditions, including potential severance pay, as Seller in its sole discretion shall determine and Buyer shall have no financial or other responsibility with respect to any Category III Employee; provided that if Buyer requests within 20 days after the Closing Date, Seller and Buyer shall redesignate any one or more of the following individuals as Category I Employees and Buyer shall reflect such change in the Closing Statement: Nai-Cheng N. Chao and Henry D. Pham.

         6.7 Customer Support. Following the Closing, Buyer shall provide customer support to customers of the MiLAN Business consistent with the standard level of customer support Buyer provides to customers of its Transition Networks business.

         6.8 Payments of Amounts Received on Accounts Receivable. On each Monday following the Closing, Seller shall remit by wire transfer to Buyer (pursuant to written instructions provided by Buyer) payments on the Accounts Receivable received by Buyer during the preceding calendar week. At any time following the Closing, upon Buyer's written request, Seller and Buyer shall jointly notify remaining account debtors to forward payments to an address designated by Buyer to enable Buyer to assume collection activities with respect to unpaid Accounts Receivable.

         6.9 Payments to Vendors. Following the Closing, Seller shall promptly pay in the ordinary course of business consistent with its past practice any and all amounts due to the vendors listed on Schedule 4.4.

         6.10 Transition Services of Douglas J. Glader. Buyer shall make available to Seller at no additional cost the services of Douglas J. Glader to provide upon Buyer's written request up to 20 hours per week of consulting services, in the transition of the operation of the MiLAN Business from Seller to Buyer for the period of time from the Closing until May 31, 2002.

         6.11 WARN Act. Buyer will fulfill all requirements, if any, under the WARN Act, 29 U.S.C. ss. 2101, et seq. (the "WARN Act") with respect to the Category I Employees and the Category II Employees and shall be responsible for any cost or expense (including any cost or expense incurred by Seller) related to its failure to fulfill such requirements. Seller will fulfill all requirements, if any, under the WARN Act with respect to the Category III Employees and shall be responsible for any cost or expense (including any cost or expense incurred by Buyer) related to its failure to fulfill such requirements.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

         7.1 Conditions to Each Party's Obligation. The obligations of Buyer to purchase the Acquired Assets and the obligation of Seller to sell the Acquired Assets to Buyer shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Consents and Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity necessary for the transfer of title to the Acquired Assets shall have been obtained or filed or shall have occurred.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the transfer of title to the Acquired Assets shall be in effect.

         7.2 Conditions to Obligations of Buyer. The obligation of Buyer to purchase the Acquired Assets is subject to the satisfaction on and as of the Closing Date of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

                  (b) Performance of Obligations of Seller. Seller shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                  (c) Required Consents. Seller shall have delivered to Buyer
(i) written consents in form and substance reasonably satisfactory to Buyer from those persons or entities listed on Schedule 7.2(c) attached hereto whose consent is required to validly assign the Acquired Contracts respectively designated on Schedule 7.2(c); and (ii) consent to the Sublease from the lessor of Seller's Sunnyvale, California facility.

                  (d) Employee Retention. Buyer shall have entered into agreements in a form satisfactory to Buyer or received reasonable assurance, in its sole discretion, that Lisa G. Gardner, Gary D. Nentwig, Suesue Wang, Mark D. Dobervich, Mark Benevento and Catherine Swan will continue in their current positions with the MiLAN Business as employees of the Buyer following Closing for periods of time reasonably satisfactory to Buyer.

                  (e) Licenses, Etc. Buyer shall have obtained any required governmental licenses, authorizations, certificates and permits required by applicable governmental authorities to permit Buyer to acquire the Acquired Assets, to establish and operate the MiLAN Business in the manner in which it was operated immediately prior to the Closing and to use and occupy a portion of Seller's leased property pursuant to the Sublease.

                  (f) Releases. Buyer shall have received releases of all of the Acquired Assets from all holders of Seller's indebtedness for borrowed money and Seller shall have delivered to Buyer such additional documentation (including, without limitation, UCC termination statements) in connection therewith as Buyer shall reasonably request.

                  (g) Due Diligence Review; Material Adverse Change. As a result of its further due diligence review prior to Closing (i) Buyer shall not have discovered that information previously provided to and reviewed by Buyer is, in any respect, false or misleading so as to cause the representations and warranties in Article IV of this Agreement to be incorrect in any Material respect or discovered any information regarding the MiLAN Business which has the effect of causing the representations and warranties made by Seller pursuant to
Article IV of this Agreement to be incorrect in any Material respect, or (ii) there shall not have occurred any Material adverse change in the Acquired Assets or the condition (financial or otherwise), operations, results of operations or prospects of the MiLAN Business.

                  (h) Delivery of Documents. Seller shall have delivered, or caused to be delivered, to Buyer the documents detailed in Section 3.2(a).

         7.3. Conditions to Seller's Obligations. The obligations of Seller to sell the Acquired Assets is subject to the satisfaction on and as of the Closing Date of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

                  (b) Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date.

                  (c) Delivery of Documents. Buyer shall have delivered, or caused to be delivered, to Seller the documents detailed in Section 3.2(b).

                                  ARTICLE VIII
                            NON-COMPETITION AGREEMENT

         8.1 Covenants of Seller. With the exception of the activities described in Section 8.5, Seller shall not, for a period of two (2) years following the Closing Date, directly or indirectly, either individually or in partnership or in conjunction in any way with any other person or entity, whether as principal, agent, employee, officer, consultant, shareholder, guarantor, creditor or in any other manner whatsoever:

                  (a) Competitive Business. Take any action in or participate with or become interested or associated with any person, firm, partnership, corporation or other entity whatsoever which intends to engage, or is engaged, anywhere in the world, in the business of developing, manufacturing, marketing or selling products the same as or similar to products being manufactured by the MiLAN Business as of or prior to the Closing Date (the "Competitive Business");

                  (b) Employees. Offer employment to or endeavor to entice away from the MiLAN Business or Buyer any Category I Employee, or interfere in any way with the employment relationship between any such employee and the MiLAN Business or Buyer, so long as such employee continues to be employed by the Buyer or Buyer's successors or assigns; or

                  (c) No Interest. Engage in, carry on or otherwise be concerned with or have any interest in, or advise, lend money to, guarantee the debts or obligations of, permit its name, or any part thereof, to be used or employed by any person, firm, association, syndicate or corporation engaged in or concerned with or having any interest in a Competitive Business.

                  (d) 5% Ownership. Notwithstanding the foregoing, nothing in this Agreement shall prevent Seller from acquiring and holding, directly or indirectly (and including the holdings of any other person or entity not acting at arm's length with Seller) not more than five percent (5%) of the outstanding equity of any entity engaged in a Competitive Business if such equity is listed on a stock exchange, provided that no shareholder, officer or director of Seller is a member of the Board of Directors or an officer or employee of, or consultant to, or otherwise involved with, directly or indirectly, such entity.

         8.2 Covenant of Buyer. Buyer shall not, for a period of two (2) years following the Closing Date, directly or indirectly, either individually or in partnership or in conjunction in any way with any other person or entity, whether as principal, agent, employee, officer, consultant, shareholder, guarantor, creditor or in any other manner whatsoever offer employment to or endeavor to entice away from the Seller any Category III Employee, or interfere in any way with the employment relationship between any such employee and the Seller, so long as such employee continues to be employed by Seller or Seller's successors or assigns.

         8.3 Independent Covenants. The covenants in Section 8.1 and Section 8.2 are intended to be, and shall be, construed as separate and independent covenants for each separate state within the United States of America, and for each foreign country other than the United States of America. To the extent that any such covenant shall be adjudicated to be unenforceable in any one or more states in the United States of America, or in any county or other municipal subdivision thereof, or in any foreign country, such adjudication shall not affect such covenant with respect to each other state, county, country, or governmental subdivision. To the extent that any such covenant shall be declared unenforceable beyond a time limitation adjudicated with respect to such covenant, then such covenant shall be limited to such time limitation, but shall be fully enforceable to the full extent of such time limitation.

         8.4 Remedies. The parties acknowledge and agree that a monetary remedy for breach of any of the covenants set forth in this Article VIII would be inadequate, and would be impracticable and difficult to prove, and they further agree that any such breach would cause the damaged party irrevocable harm. As a consequence, the parties hereby acknowledge, confirm and agree that, in the event of any such breach by a party of any covenants in this Article VIII, the damaged party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. The parties further confirm and agree that the damaged party shall be entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting a bond or making undertaking in connection therewith, and each of the parties hereby waive any requirement for bond or undertaking. The parties acknowledge that in the absence of such waiver, a court might require a bond or undertaking in connection with an application for temporary or permanent injunctive relief. The failure by a damaged party to enforce or seek to enforce any of the covenants set forth in this Article VIII shall in no way affect or limit its right at a future date to enforce or seek to enforce such covenants.

         8.5 Exception regarding Procera Business and Xerox Corporation. Nothing contained in this Article VIII, or elsewhere in this Agreement, shall constitute a restriction or limitation on the ability of Seller to own and operate the Procera Business and the Procera Business shall not be considered a "Competitive Business" for purposes of this Article VIII. In addition, the provisions of this
Article VIII shall not apply to any sales of products by Seller to Xerox Corporation or its affiliates, regardless of whether such products are included within the definition of Competitive Business.

                                   ARTICLE IX
                         INDEMNIFICATION AND SURVIVAL OF
                         REPRESENTATIONS AND WARRANTIES

         9.1 Indemnification by Seller. Seller hereby agrees to indemnify Buyer and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from any loss, liability, claim, deficiency, damage or expense (including reasonable legal fees and expenses), as incurred

(payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any and all liabilities and obligations of Seller, contingent or otherwise, that are not Assumed Liabilities, including, without limitation, all liabilities and obligations of Seller and any of Seller's affiliates for any and all state or federal taxes payable by Seller; and (ii) any representation or warranty of Seller contained herein not being true and correct as of the date hereof or as of the Closing Date; or (iii) Seller's breach of any covenant contained in this Agreement or in any agreement related hereto.

         9.2 Indemnification by Buyer. Buyer hereby agrees to indemnify Seller and its officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, deficiency, damage or expense (including reasonable legal fees and expenses), as incurred (payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any and all Assumed Liabilities, (ii) any representation or warranty of Buyer contained herein not being true and correct as of the date hereof or as of the Closing Date, or, (iii) Buyer's breach of any covenant contained in this Agreement or in any agreement related hereto.

         9.3 Indemnification Procedure.

                  (a) In order for a party (the "indemnified party"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the indemnified party (a "Third-Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third-Party Claim within a reasonable time after receipt by such indemnified party of written notice of the Third-Party Claim. Thereafter, the indemnified party shall deliver to the indemnifying party, within a reasonable time after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

                  (b) If a Third-Party claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party elects to assume the defense of a Third-Party Claim, the indemnified party will (i) cooperate in all reasonable respects with the indemnifying party in connection with such defense, (ii) not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the indemnifying party's prior written consent and (iii) agree to any settlement, compromise or discharge of a Third-Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third-Party Claim and which releases the indemnified party completely in connection with such Third-Party Claim. In the event the indemnifying party shall assume the defense of my Third-Party Claim, the indemnified party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the indemnifying party does not assume the defense of any such Third-Party Claim, the indemnified party may defend the same in such manner as it may deem appropriate, including but not limited to settling such claim or litigation after giving notice to the indemnifying party of such terms, and the indemnifying party will promptly reimburse the indemnified party upon written request for all cost, expense (including reasonable attorneys' fees), loss, liability or damage incurred and paid by the indemnified party in connection with such claim.

         9.4 Limitations on Indemnification. Notwithstanding the foregoing: (i) any claim for indemnification must be made on or prior to the first anniversary of the Closing Date and (ii) no party to this Agreement shall be entitled to indemnification pursuant to this Article IX until the aggregate amount for which indemnification is sought exceeds $125,000 and, then, only to the extent such indemnification exceeds such amount, and (iii) the aggregate obligations of either party under this Article IX shall not exceed $2,000,000; provided, however, that the limitations contained in the foregoing clauses (i), (ii) and
(iii) shall not apply to (A) claims based upon the Purchase Price Adjustment under Section 2.4; or (B) claims for indemnification based on fraud or intentional misrepresentation; (C) product liability claims arising from or related to products sold by Seller and asserted against Buyer, other than warranty claims included in the Assumed Liabilities; (D) representations and warranties contained in Sections 4.1, 4.2, 4.6, 5.1 and 5.2 or Buyer's failure to pay amounts due Seller under the Sublease or pursuant to Sections 6.6(b) and 6.6(c) above; (E) Seller's failure to remit to Buyer payments on Accounts Receivable acquired by Buyer as provided in Section 6.8; and (F) each party's obligations pertaining to the WARN Act pursuant to Section 6.11. Seller and Buyer each hereby acknowledge and agree that this Article IX shall be each party's sole and exclusive remedy with respect to any loss, injury, damage or other liability under this Agreement or the transactions contemplated hereby.

         9.5 The indemnification obligations of the parties hereunder relate to indemnification for all losses, injuries, damages, deficiencies, liabilities, obligations, costs or expenses to the respective other party or parties hereto, regardless of whether such loss, injury, damage, deficiency, liability, obligation, cost or expense arises from a Third-Party Claim against such indemnitee or otherwise.

         9.6 Survival of Representation and Warranties. All representations and warranties made herein by Seller or Buyer shall survive the execution and delivery of this Agreement and shall remain in full force and effect until the first anniversary of the Closing Date, and shall be deemed to have been relied upon by the other party hereto, notwithstanding any investigation made by or on behalf of such party; provided, however, that the representations and warranties set forth in Sections 4.1, 4.2 and the first sentence of Section 4.6 hereof shall survive the Closing and shall remain in full force and effect as provided by law. All statements contained in any certificate, instrument or other writing delivered by or on behalf of Seller of Buyer pursuant hereto shall constitute representations and warranties of such party.

                                   ARTICLE X
                             TERMINATION AND WAIVER

         10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual consent of Buyer and Seller;

                  (b) by Buyer if any of the conditions set forth in Sections
7.1 and 7.2 shall not have been satisfied in any material respect and shall not have been satisfied (or by its nature could not be satisfied) on or before March 29, 2002; or

                  (c) by Seller if any of the conditions set forth in Sections
7.1 and 7.3 shall not have been satisfied in any material respect and shall not have been satisfied (or by its nature could not be satisfied) on or before March 29, 2002.

         10.2 Extension; Waiver. At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in my document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE XI
                               GENERAL PROVISIONS

         11.1 Notices. All notices under this Agreement must be in writing, and may be delivered by hand or sent by facsimile transmission, telex, or certified mail, return receipt requested. Notices sent by mail will be deemed received on the date of receipt indicated by the returned verification provided by the U.S. Postal Service. Notices sent by facsimile transmission or telex will be deemed received the day on which sent, and will be conclusively presumed to have been received in the event that the sender's copy of the facsimile transmission or telex contains the "answer back" of the other party's facsimile transmission or telex. Notices must be given, or sent to the parties at the following addresses:

         (a)      If to Buyer, to:        Communications Systems, Inc.
                                          213 South Main Street
                                          Hector, Minnesota 55341-0777
                                          Attn:  Paul Hanson
                                          Phone:  320-848-3021
                                          Facsimile:  320-848-2702

                  with a copy to:         Lindquist & Vennum P.L.L.P.
                                          4200 IDS Center
                                          Minneapolis, Minnesota 55402
                                          Attn: Richard Primuth
                                          Phone:        612-371-3260
                                          Facsimile:    612-371-3207

         (b)      If to Seller, to:       Digi International Inc.
                                          11001 Bren Road East
                                          Minnetonka, Minnesota  55343
                                          Attn:  S. Krishnan
                                          Phone:        952-912-3125
                                          Facsimile:    952-912-4998

                  with a copy to:         Faegre & Benson LLP
                                          90 South 7th Street
                                          Minneapolis, Minnesota 55402
                                          Attn:  James Nicholson
                                          Phone:        612-766-8408
                                          Facsimile     612-766-1600

Any party may designate any other address for notices given it under this Agreement by written notice to the other parties given at least ten (10) days prior to the effective date of that change.

         11.2 Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles. The term "Material" when capitalized shall mean individual items, claims or events representing a cost or damage or potential cost or damage equal to or greater than $20,000 and as excluding individual items or events of a lesser value. The term "knowledge" when used herein with respect to Seller shall mean the actual knowledge of Joseph T. Dunsmore, Douglas J. Glader and S. Krishnan and when used herein with respect to Buyer shall mean the actual knowledge of Jeffrey K. Berg and Paul N. Hanson.

         11.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         11.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         11.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota without regard to the rules or principles of any jurisdiction with respect to conflict of laws.

         11.6 Remedies Cumulative. Except as otherwise provided herein, the rights and remedies provided herein shall be cumulative and the assertion by a party of a right or remedy hereunder shall not preclude the assertion by such party of any other rights or remedies against another party provided herein.

         11.7 Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, any breach or alleged breach hereof, the making of this Agreement or fraud in the inducement, the transactions contemplated hereby, any modification or extension of this Agreement or affecting this Agreement in any way shall be resolved by arbitration in Minneapolis, Minnesota, in accordance with the then current rules of the American Arbitration Association, by three independent and impartial arbitrators, one of whom shall be appointed by Seller, one of whom shall be appointed by Buyer, and one of whom shall be appointed by the other two arbitrators; provided however that if the parties shall agree at the time any dispute hereunder arises, only one arbitrator shall be appointed. In the event that the dispute concerns any matter involving accounting issues, at least one of the arbitrators shall be a mutually agreed upon independent certified public accountant. Notwithstanding anything to the contrary provided in this Agreement, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss. 1 et seq. The decision of the arbitrators shall be binding on the parties, and judgment upon the award may be entered in any court having jurisdiction thereof. Notwithstanding anything to the contrary provided in this Section 11.7 and without prejudice to the above procedures, any party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if in such party's sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

         11.8 Confidentiality of Negotiations. The parties shall not disclose the transactions contemplated by this Agreement or issue any press release or make any public or general statements with respect to the transaction except as may be mutually agreed to or required by law. If this Agreement terminates, no party hereto shall disclose the existence of the negotiations pursuant hereto, except as may be required by law.

         11.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Buyer, provided that Buyer shall not be released from any of its obligations hereunder by reason of such assignment. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         11.10 Expenses. Buyer and Seller will each bear their respective costs and expenses incurred in connection with the transaction contemplated by this Agreement, including the fees and disbursements of all attorneys, accountants, appraisers and advisors retained by or representing them in connection with the transaction. It is the understanding of the parties that there are no brokers who will be entitled to receive any commissions with respect to the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed as of the date first written above.


                                                 DIGI INTERNATIONAL INC.


                                                 By   /s/ Joseph T. Dunsmore
                                                   -----------------------------
                                                 Its  President and CEO
                                                    ----------------------------


                                                 COMMUNICATIONS SYSTEMS, INC.


                                                 By   /s/ Paul N. Hanson
                                                   -----------------------------
                                                 Its  CFO
                                                    ----------------------------

LIST OF EXHIBITS

Exhibit A - Escrow Agreement
Exhibit B - Sublease
Exhibit C - Employee Transition Agreement
Exhibit D - Transition Services Agreement

LIST OF SCHEDULES

1.3      Acquired Contracts
1.4(d)   Standard MiLAN (5 year) warranty
1.7      Category I Employees and Category I Accruals
1.8      Category II Employees and Assumed Severance Cost Compilation
1.9      Category III Employees
1.13     Fixed Assets
1.15     Intellectual Property Listing
1.20     Excluded Components
1.23     Recent Accounts Receivable Statement
1.24     Recent Inventory Statement
2.4      Criteria for Evaluation of Inventory and Receivables
2.7      Purchase Price Allocation
4.4      Listing of Vendors
7.2(c)   Required Consents

Disclosure Schedule (pertaining to Article IV representations and warranties)